True Leaf Announces Management Cease Trade Order Revoked

Vernon, CANADA - (September 2, 2021) - True Leaf Brands Inc. (CSE: MJ) (OTC Pink: TRLFF) (FSE: TLAA) ("True Leaf" or the "Company") announced today that the Management Cease Trade Order ("MCTO") imposed by the British Columbia Securities Commission ("BCSC") has been revoked. With this resolution of the MCTO, members of management are no longer precluded from trading the Company's common shares.

On July 30, 2021, the Company announced that it had been granted an MCTO by the BCSC. The application for the MCTO was made in respect to the expected late filing of its annual financial statements, management's discussion and analysis, and the related officer certifications for the financial year ended March 31, 2021 (collectively, the "Annual Filings") which were due July 29, 2021.

The Company filed its Annual Filings on www.sedar.com on August 27, 2021. The Company is now current on its disclosure and the MCTO has been lifted.

About the Company

True Leaf is a Licensed Producer of cannabis preparing to launch a program to provide path-to-market services for micro-cultivators. The program will operate from the Company's 40-acre property in Lumby, British Columbia, and provide a full suite of in-house processing services to the craft cannabis community.

To learn more, visit www.trueleafbrands.com.

Investor Contact:

Darcy Bomford

Chief Executive Officer

Darcy@trueleafbrands.com

1 (250) 275-6063

Cautionary and Forward-Looking Statements

This news release contains "forward-looking statements" including, among other things, statements relating to the completion and timing for the two-batch amendment from Health Canada, license to sell cannabis products in retail stores and the expected market for craft cannabis products. Generally, forward-looking information can be identified by the use of forward-looking terminology such as "plans", "expects" or "does not expect", "is expected", "budget", "scheduled", "estimates", "forecasts", "intends", "anticipates" or "does not anticipate", or "believes", or variations of such words and phrases or statements that certain actions, events or results "may", "could", "would", "might" or "will be taken", "occur" or "be achieved". Forward-looking information is subject to known and unknown risks, uncertainties and other factors that may cause the actual results, level of activity, performance or achievements of True Leaf to be materially different from those expressed or implied by such forward-looking information, including but not limited to: whether or not the Company obtains a federal sales license from Health Canada, the impact of general business, economic, competitive, geopolitical and social uncertainties; regulatory risks; and other risks related to the cannabis industry. Forward-looking statements in this press release are expressly qualified by this cautionary statement. The forward-looking statements in this press release are made as of the date of this press release, and the Company undertakes no obligations to update publicly or to revise any of the included forward-looking statements, whether because of new information, future events or otherwise, except as expressly required by applicable securities law.

The Canadian Securities Exchange (operated by CNSX Markets Inc.) has neither approved nor disapproved of the contents of this press release.